TEMPUR SEALY ISSUES CORPORATE SOCIAL VALUES REPORT

LEXINGTON, KY, January 9, 2020 – On the heels of Tempur Sealy’s recent donation of approximately $9 million of its common stock to certain public charities, including the Tempur Sealy Foundation, Tempur Sealy International, Inc. (NYSE: TPX, “Company”) issued a report further highlighting the Company’s corporate social values.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Commitment to our purpose, our people, and our environment is ingrained within the Tempur Sealy framework. It is our belief that committing to environmental, social and corporate governance (“ESG”) improvements sustains business growth and generates long-term shareholder value. I am thrilled to issue our first Corporate Social Values report that showcases our relentless efforts to improve our communities and the environment.”

The report, titled “TSI Corporate Social Values”, is divided into 3 key areas:

•Purpose: We believe that our products improve our customers’ sleep experience so that health and happiness benefits can be realized. As part of our commitment to improving sleep, Tempur Sealy is proud to be making a difference in the communities where our employees live and work through volunteering, improving consumer health and safety in our sleep products and making charitable and product donations.

•Our People: As a global organization, our workforce and communities are important to us. We believe in investing in our workforce to promote health and safety, to train and develop future leaders and corporate citizens, and to encourage diversity and inclusiveness.

•Environment: We are committed to utilizing methods of reducing, repurposing and upcycling waste and effectively managing our resources. We sustain our environment through leveraging well-established practices and continually identifying additional areas of opportunity.

For the full report on our ESG achievements, please refer to the Tempur Sealy Investor website, http://investor.tempursealy.com/.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com